Exhibit 10.15
SEPARATION AGREEMENT,
WAIVER, AND RELEASE

This Agreement is effective as of the date of the last signature on this Agreement and is between Peter John Sharp (“Executive”) and Taubman Asia Management Limited, an exempted Company incorporated in the Cayman Islands with limited liability (“Employer”).

1. Separation Date.

(a)
Separation Date. Executive has voluntarily resigned his position and his employment with Employer will end effective October 9, 2019 (“Separation Date”). Letter of resignation is attached as Exhibit A to this Agreement.

(b)
Termination of Compensation and Benefits. Employer will discontinue Executive’s current compensation and benefits effective on the Separation Date, except as otherwise provided in Section 2 of this Agreement.

(c)
Employment Agreement. Executive’s Employment Agreement with the Employer effective as of January 1, 2017 (“Employment Agreement”) will be null and void and of no further effect as of the Separation Date, except for those provisions which specifically survive the expiration of Executive’s employment (including under Section 4, below).

2. Separation Benefits.

In exchange for his signing this Agreement and for the promises he makes herein, and for no other reason:

(a)
Separation Pay. Employer will pay in a lump sum equivalent to Executive’s unpaid Base Salary and Personal Expense Allowance that would have accrued through year end, December 31, 2019, as if the Employment Agreement had been in effect through December 31, 2019, which amount is One Hundred and Sixty-two Thousand, Five Hundred US Dollars (USD $162,500).

(b)	Health Insurance Benefits. Employer will continue Health Insurance Benefits through December 31, 2019.

(c)
Housing Benefits. Employer will continue to pay housing payment directly to landlord through December 31, 2019 in the amount of One Hundred Thirty-one Thousand Hong Kong Dollars per month (HKD $131,000/month).

(d)
Car Park. Employer will continue to pay for the car park at Employer’s Quarry Bay, Hong Kong office building for Executive’s use directly to landlord through December 31, 2019 in the amount of Three Thousand Hong Kong Dollars per month (HKD $3,000/month).

(e)
ICSC Meeting. Employer will reimburse Employee for all reasonable hotel and other expenses incurred by Executive in attending the RECon Asia-Pacific meeting (as former Taubman Asia President) in Singapore on 21-23 October 2019 in accordance with Employer’s business expense reimbursement policy.

(f)	Annual Leavea. Employer will pay in a lump sum Executive’s 26.5 unused Annual Leave days, which amount is Thirty-Six Thousand, Three Hundred One US Dollars (USD $36,301)

(g)	No Other Benefits. Executive agrees that he is entitled to no additional compensation or benefits from Employer other than as specifically set forth in this Agreement

(h)
Consideration in Exchange for Executive’s Promises. The considerations set forth in Section 2(a), 2(b), 2(c), 2(d), and 2(e) of this Agreement is not otherwise due and owing to Executive and is fair and adequate consideration in exchange for Executive’s promises contained in this Agreement. Employer will provide that consideration to Executive only in exchange for Executives, promises in this agreement. Executive will not receive that consideration unless Executive signs this Agreement.

(i)
Expiration of Offer. The offer contained in this Agreement will remain open until 6:00 p.m. on October 9, 2019 (Hong Kong Time), after which time it will be considered withdrawn and no longer available to Executive. Executive must accept this Agreement, by signing and dating it, along with the Exhibits, and returning it to Employer within that time period, in order to receive the benefits set forth herein.

3. Assignment of Membership Interest in Taubman Properties Asia III LLC

Executive agrees the value of his equity ownership in Taubman Properties Asia III LLC (“TPA III”) is One Million US Dollars (USD$1,000,000) and at the time of executing this Agreement, Executive is assigning all of his equity ownership in TPA III for a cash redemption payment of One Million US Dollars (USD$1,000,000) pursuant to the Assignment of Membership Interest in Taubman Properties Asia III LLC, a copy of which is attached as Exhibit B.

4. General Release.

(a)
General Release. In return for Employer’s obligations under this Agreement, Executive, to the fullest extent permitted by law, waives, releases, and discharges Employer, The Taubman Company LLC, Taubman Centers, Inc., The Taubman Realty Group Limited Partnership, and all of the entities listed on Exhibit A hereto, together with its current and former officers, directors, agents, employees, subsidiaries, affiliated entities, related entities, attorneys, any other representatives, and successors in interest (collectively referred to as “Released Parties”), separately, together, or in any combination, from any known or unknown claims arising in the course of or out of Employee’s employment with Employer or the termination of Employee’s employment with Employer under any United States federal, state, or local common law, statute, regulation, ordinance, or law of any other type (“Laws”); under the Laws of Hong Kong; and under the Laws of any other country or jurisdiction globally. This release covers claims and causes of action that Executive knows or may not know at the time of signing.

In return for the Executive fulfilling his obligations under this Agreement, the Employer, on behalf of itself, and the entities listed on Exhibit A hereto, or any entity controlling or in common control with said entities (collectively, the “Employer Entities”), to the fullest extent permitted by law, waives, releases, and discharges the Executive from any known claims and any causes of action, including arising in the course of or out of Executive’s employment with Employer, the end of Executives employment with Employer, and holding any office with the Employer Entities, under United States Laws; under the Laws of Hong Kong; and under the Laws of any other country or jurisdiction globally.

Executive and Employer intend that, to the fullest extent permitted by law, this waiver, release, and discharge will be a general release, will extinguish any claims and any causes of action, and will preclude any lawsuit or any other legal claim by Executive against any of the Released Parties and the Employer Entities against the Executive about anything that occurred before the date of the signing of this Agreement. Notwithstanding Section 4(c) below, the only claims and causes of action that Executive is not waiving, releasing, and discharging are for the consideration that Executive will receive under Sections 2 and 3 of this Agreement (provided he complies with his obligations under this Agreement), any vested benefits to which executive may be entitled under the Employer’s retirement plans, long term incentive plan, or any other current benefit plans, and any claims and causes of action that, as a matter of law, cannot be waived, released, or discharged.

(b)
No Pending Claims. Executive has not filed any claims, charges, suits, or actions of any kind against any of the Released Parties that have not been fully resolved as of the date of the signing of this Agreement. The Employer warrants that the Employer Entities have not files any claims, charges, suits or actions of any kind against the Executive that have not been fully resolved as of the date of the signing of this Agreement.

(c)
Agreement as Complete Defense. If Executive asserts against any of the Released Parties any claim or any action within the scope of Section 4(a), above, the Released Parties may assert this Agreement as a complete defense to that claim or cause of action. Executive agrees that he will reimburse the Released Parties for any expenses and legal fees that the Release Parties incur in defending any such claim or cause of action, in addition to any other relief to which the Released Parties may be entitled. If any of the Employer Entities (or any combination of same) asserts against the Executive any claim or any cause of action within the scope of Section 4(a), above, the Executive may assert this Agreement as a complete defense to that claim or cause of action.

5. Survival of Employment Agreement Provisions.

(a)
Continuing Effect of Selected Parts of Employment Agreement. Executive agrees that he will continue to be bound by Sections 6.3, 6.4, 6.5, 6.6, 6.7 of the Employment Agreement (as modified by this Agreement), which sections will survive the end of Executives employment and the Separation Date.

(b)
Modification to Section 6.7(3) of Employment Agreement.     The definition of “Territory” in the Employment Agreement is modified so that the reference to the Macau Special Administrative Region, Japan, Singapore and India are removed, and the cities and markets specific to the Republic of Korea, the People’s Republic of China and the Republic of China are specified to include only those markets within 25 miles of any project site TAM has evaluated, considered, or worked on.

(c)
Non-Competition. Executive acknowledges that, in the course of his employment with Employer pursuant the Employment Agreement, he became familiar with trade secrets and other confidential information concerning Employer and its affiliates and that his services have been and will be of special, unique and extraordinary value to the Employer. Executive agrees that until October 10, 2020, he shall not in any manner, directly or indirectly, for himself or on behalf of or in connection with any other person, entity or organization, unless previously approved in writing by Employer in its sole discretion: (a) engage in any business or activity that is competitive with the actual or prospective business of Employer or its direct or indirect parents, subsidiaries and or affiliates; (b) own, manage, maintain, consult with, operate, acquire any interest in (other than 5% or less of common stock of any publicly traded company), or otherwise assist or be connected with (including but not limited to, as an employee, consultant, advisor, agent, independent contractor, owner, partner, coventurer, principal, director, shareholder, lender or otherwise) any person or entity that owns, leases, and /or manages a retail real estate portfolio in excess of 500,000 square feet in the Territory (as defined by Section 6.7(3) of the Employment Agreement, modified by Section 5(b) of this Agreement; or (c) undertake any efforts or activities toward pre-incorporating, incorporating, financing, or commencing any business or activity that is competitive with the actual or prospective business of Employer or its parent, subsidiaries and/or affiliates.

(d)
Return of Materials. Within One (1) day of the Separation Date, Executive will promptly deliver to Employer (a) any Employer property of any nature, including, but not limited to, any credit cards, keys, mobile phone, identification cards, computer software, computer and computer equipment, business plans, financial statements, an any other Employer property; and (b) all Documents as described in Section 8.7 of the Employment Agreement (and any copies thereof).

(e)
Violations. Executive agrees that if he is found by competent court to have violated Sections 6.2 to 6.6 of the Employment Agreement (as amended by Section 5, above) or Sections , 5 or 6 or 7 of this Agreement, in addition to and without limiting any remedies that Employer would be entitled to under Section 6.6 of the Employment Agreement.

6. Knowing and voluntary acceptance.

(a)
Sufficient Time to Review Agreement. Executive agrees that he has had a sufficient amount of time to review and consider signing this Agreement and to discuss this Agreement with counsel, at his expense if he so chooses

(b)
Knowing and Voluntary Acceptance. Executive has carefully read this Agreement, understands it, and is entering it knowingly and voluntarily, which means no one is forcing or pressuring Executive to sign it.

(c)
No Reliance on Any Other Representation. In signing this Agreement, Executive has not relied upon any Employer representation or statement about the subject matter of this Agreement that is not set forth in this Agreement.

7. Binding Agreement.

Executive understands that by signing this Agreement, Executive shall be bound by this Agreement.

8. Entire Agreement.

This Agreement, including Exhibits A and B attached, constitutes the entire agreement(s) between the parties. There is no other agreements, promises, conditions or understandings, either written or oral, between Employer and Executive either with respect to the subject matter of this Agreement or the modification of the terms of this Agreement. Only a writing signed by Executive and an authorized representative of Employer that specifically refers to expressly changes this Agreement can modify the terms of this Agreement.

9. Non-admission of Liability.

This Agreement shall not be used or construed as an admission of liability or wrongdoing by either Employer or Executive.

10. Severability.

If any one or more that one of the provisions contained in this Agreement are, for any reason, held to be invalid, illegal, or unenforceable in any respect, the rest of this Agreement will remain enforceable. This Agreement shall then be construed as if it never contained the invalid, illegal or unenforceable provision.

11. Non-disparagement.

At any time after the Executive signs this Agreement, Executive will not make, to any person at any time, any adverse, critical, or disparaging comments about Employer, its employees, management, officers, board directors, other representatives, facilities, products, or services that may impugn or injure their reputation, goodwill, or relationships either with the Employer’s present and prospective customers, tenants, vendors, partners, employees, or members of the general public or within the Employer’s industry, the investment community, or general business community. Employer agrees that it will advise Robert S. Taubman, William S. Taubman, Simon Leopold, Chris Heaphy, Holly Kinnear, Denise Anton, and Paul Wright to not make, to any person at any time, any adverse, critical, or disparaging comments about Executive. This Section 11 will not preclude any party or person from testifying truthfully in the course of a legal or governmental proceeding or from communicating with his or its attorneys for the purposes of seeking legal advice.

12. Applicable Law.

(a)	This Agreement is governed by and must be interpreted under New York law, without regard to its choice of law provisions.

(b)
Any lawsuit based upon a claim arising out of or relating in any way to this Agreement will be brought, if at all, in a court located in Hong Kong, provided that the parties stipulate (and the court approves the stipulation) that the court shall honor the choice of law agreement set forth in section 13(a), above. Failing such stipulations and the court’s approval of same, or if the Hong Kong court finds Section 12(a), above, unenforceable, any lawsuit based upon a claim approval arising out of or relating in any way to this Agreement will be brought, if at all, in federal district court in the Southern District of New York in New York County, New York. The parties waive their right to a jury trial on any such claim or in any such action.

13. Successors and Assigns.

This Agreement is binding and shall take effect for the benefit of (i) Employer and any successors in interest and (ii) Executive and his heirs, assigns, executors, administrators, other legal representatives and successors.

14. Headings.

The headings contained in this Agreement are for reference purposes only and have no effect on the meaning or the interpretation of any provision of this Agreement.

15. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument.

16. Interpretation.

Both parties have drafted this Agreement and the provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the parties.

17. Waivers.

The waiver by either party of a breach by the other party of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach. Any waiver of any obligation under this Agreement will only be valid if it is in writing and signed by an authorized representative of the waiving party.

18. Defined Terms and Currency.

All capitalized terms not defined herein will have the means ascribed to them in the Employment Agreement. All dollar figures expressed in this Agreement are specified as either Hong Kong Dollar or United States Dollar.

19. Taxes.

The Employer will report any amounts paid to Executive under this Agreement or the Assignment attached as Exhibit B to tax authorities and withhold taxes as it determines it is required to do by the law based on advice from the qualified advisor in the relevant jurisdiction. Executive is responsible for the payment of any and all taxes required on such payments.

TAUBMAN ASIA MANAGEMENT LIMITED     PETER J. SHARP

By: /s/ Chris B. Heaphy    /s/ Peter J. Sharp
Chris B. Heaphy    Peter J. Sharp

Its: Authorized Signatory    Dated: October 9, 2019

Dated: October 9, 2019

Date of Delivery of Agreement to Employee: October 8, 2019